As filed with the U.S. Securities and Exchange Commission on April 23, 2026.

Registration No. 333-294983

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Irenic Acquisition Corp.

(Exact name of registrant as specified in its charter)

Cayman Islands	6770	98-1922153
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

767 Fifth Avenue, 15th Floor

New York, New York 10153

Tel.: (646) 993-6330

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Adam Katz

Chief Executive Officer

767 Fifth Avenue, 15th Floor

New York, New York 10153

Tel.: (646) 993-6330

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joel L. Rubinstein White & Case LLP 1221 Avenue of the Americas New York, New York 10020 Tel.: (212) 819 8200	Daniel Nussen White & Case LLP 555 South Flower Street Suite 2700 Los Angeles, California 90071 Tel.: (213) 620 7700	Alex Davies Conyers Dill & Pearman LLP SIX, Cricket Square Grand Cayman KY1-1111 Cayman Islands Tel: (345) 945-3901	Christian O. Nagler, P.C. Mathieu Kohmann Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 Tel.: (212) 446 4800

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This amendment is being filed solely to file exhibits to the Registration Statement

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

Legal fees and expenses	$375,000
Accounting fees and expenses	50,000
SEC/FINRA expenses	101,330
Road show expenses	15,000
Exchange listing fee	81,000
Printing and engraving expenses	35,000
Miscellaneous	342,670
Total	$1,000,000

Item 14. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We may purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

On March 5, 2026, Irenic Sponsor, LLC, our sponsor, paid $25,000, or approximately $0.003 per share, to cover certain of our offering and formation costs in exchange for 7,187,500 founder shares. On March 13, 2026, our sponsor surrendered for no consideration 862,500 founder shares, resulting in our sponsor holding an aggregate of 6,325,000 founder shares. Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. The number of founder shares outstanding was determined based on the expectation that the total size of this offering would be a maximum of 25,300,000 shares if the underwriters’ over-allotment option is exercised in full and therefore that such founder shares would represent 20% of the outstanding shares after this offering (excluding the private placement shares and the ordinary shares underlying the private placement warrants). If we increase or decrease the size of this offering, we will effect a share capitalization or share repurchase or redemption or other appropriate mechanism, as applicable, with respect to our Class B ordinary shares immediately prior to the consummation of the offering in such amount as to maintain the ownership of founder shares by our initial shareholders at 20% of our issued and outstanding ordinary shares upon the consummation of this offering (excluding the private placement shares and the ordinary shares underlying the private placement warrants). Up to 825,000 of these shares will be surrendered for no consideration depending on the extent to which the underwriters’ over-allotment is exercised. The sponsor will surrender 825,000 founder shares if the underwriters’ over-allotment is not exercised, leaving our sponsor with an aggregate of 5,500,000, or 20% of our issued and outstanding ordinary shares immediately following the completion of this offering (excluding the private placement shares and the ordinary shares underlying the private placement warrants). After taking into account the private placement units to be issued to the sponsor, our sponsor will own an aggregate of 5,920,000 ordinary shares, or 21.0% of our issued and outstanding ordinary shares immediately following the completion of this offering assuming the over-allotment option is not exercised, or an aggregate of 6,778,000 ordinary shares, or 21.0% of our issued and outstanding ordinary shares immediately following the completion of this offering, assuming the over-allotment option is exercised in full.

Our sponsor is an accredited investor for purposes of Rule 501 of Regulation D. Each of the equity holders in our sponsor is an accredited investor under Rule 501 of Regulation D. The sole business of our sponsor is to act as the company’s sponsor in connection with this offering. Pursuant to the letter agreement, indirect transfers of the founder shares and private placement units held by our sponsor are restricted to the same extent as direct transfers. The securities held by the sponsor are expected to only be distributed directly to the members of the sponsor in connection with or following the consummation of our initial business combination, provided that such distributions comply with the transfer restrictions on the founder shares and private placement units and that such members agree to become subject to the applicable transfer restrictions with respect to such securities. Indirect transfers of the securities held by the sponsor, such as to another member of the sponsor or their affiliate or a new member of the sponsor, may be permitted with the consent of the managing members of our sponsor, so long as such transfer complies with the applicable transfer restrictions with respect to such securities to the same extent as the party originally subject to such restrictions.

Our sponsor and the underwriters have committed, pursuant to a written agreement, to purchase an aggregate of 640,000 private placement units (or up to 706,000 private placement units if the underwriters’ over-allotment option is exercised in full), at a price of $10.00 per private placement share ($6,400,000 in the aggregate or up to $7,060,000 if the underwriters’ over-allotment option is exercised in full), in a private placement that will close simultaneously with the closing of this offering. Of those 640,000 private placement units, our sponsor has agreed to purchase 420,000 private placement units (or up to 453,000 private placement units if the underwriters’ over-allotment option is exercised in full). The underwriters have agreed to purchase 220,000 private placement units (or up to 253,000 private placement units if the underwriters’ over-allotment option is exercised in full). This issuance will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

No underwriting discounts or commissions were paid with respect to such sales.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit Index

Exhibit No.	Description
1.1	Form of Underwriting Agreement.
3.1	Memorandum and Articles of Association.
3.2	Form of Amended and Restated Memorandum and Articles of Association.
4.1	Specimen Ordinary Share Certificate.
4.2*	Specimen Warrant Certificate.
4.3	Specimen Unit Certificate.
4.4*	Form of Warrant Agreement by and between Continental Stock Transfer & Trust Company and the Registrant.
5.1	Opinion of Conyers Dill & Pearman LLP, Cayman Islands legal counsel to the Registrant.
5.2	Opinion of White & Case LLP.
10.1	Form of Letter Agreement among the Registrant, Irenic Sponsor, LLC and each of the officers and directors of the Registrant.
10.2	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.
10.3	Form of Registration Rights Agreement among the Registrant, Irenic Sponsor, LLC and the Holders signatory thereto.
10.4	Form of Private Placement Units Purchase Agreement among the Registrant and Irenic Sponsor, LLC.
10.5	Form of Private Placement Units Purchase Agreement among the Registrant and the Underwriters.
10.6	Form of Indemnity Agreement.
10.7	Promissory Note issued to Irenic Sponsor, LLC.
10.8	Securities Subscription Agreement between Irenic Sponsor, LLC and the Registrant.
10.9	Form of Administrative Services and Indemnification Agreement between the Registrant, Irenic Sponsor, LLC and Irenic Capital Management LP.
14.1	Form of Code of Ethics.
23.1*	Consent of CBIZ CPAs P.C.
23.2	Consent of Conyers Dill & Pearman LLP (included on Exhibit 5.1).
23.3	Consent of White & Case LLP (included on Exhibit 5.2).
24.1*	Power of Attorney.
99.1*	Consent of Paul Adams.
99.2*	Consent of Kirk Hachigian.
99.3*	Consent of Larry Lawson.
107*	Filing Fee Table.

*Previously filed.

Item 17. Undertakings.

(a)

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

For the purpose of determining liability under the Securities Act of 1933 of any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)

For the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;
(iii)

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York in the State of New York, on the 23rd day of April 2026.

Irenic Acquisition Corp.

By:	/s/ Adam Katz
Adam Katz
Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Adam Katz	Chief Executive Officer and Director	April 23, 2026
Adam Katz	(Principal Executive Officer)

/s/ Matthew Kupersmith	Chief Financial Officer	April 23, 2026
Matthew Kupersmith	(Principal Financial and Accounting Officer

/s/ E-Fei Wang	President and Director	April 23, 2026
E-Fei Wang

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in its capacity as the duly authorized representative of Irenic Acquisition Corp., in the City of New York in the State of New York, on the 23rd day of April, 2026.

By:	/s/ Matthew Kupersmith
Matthew Kupersmith
Chief Financial Officer